Exhibit 10.2

BHP CAPITAL NY, INC.

January 6, 2023

Cryptyde, Inc.

c/o Mr. Brett Vroman

200 9th Avenue North, Suite 220

Safety Harbor, Florida 34695

Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “BHP SPA”), dated as of January 26, 2022, between Cryptyde, Inc. (“Cryptyde”) and BHP Capital NY, Inc. (“BHP”), pursuant to which BHP purchased shares of the Company’s common stock (“Common Stock”) and a warrant issued May 20, 2022 to purchase shares of Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Warrant.

Reference is made to the Second Amendment Agreement (the “Amendment Agreement”), dated January 6, 2023, between the Company and Hudson Bay Master Fund Ltd. (“Hudson Bay”). Pursuant to Section 7 of the Amendment Agreement, the Company must enter into a waiver agreement with BHP, under which BHP waives certain rights under the Warrant. This Letter represents such waiver.

Pursuant to Section 2(a) of the Warrant, upon a Dilutive Issuance, the exercise price of the Warrant shall be adjusted to the New Issuance Price.

Pursuant to Section 2(c) of the Warrant, upon any adjustment of the Exercise Price pursuant to Section 2(a) of the Warrant, the number of Warrant Shares that may be purchased upon exercise of the Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

BHP hereby waives any adjustment, pursuant to Section 2(c) of the Warrant, of the number the number of Warrant Shares that may be purchased upon exercise of the Warrant to the extent such adjustments results in a number of Warrant Shares exceeding 40,000,000 Warrant Shares, as may be further adjusted as provided in Section 2 of the Warrant. BHP also waives any right to exercise the Warrant prior to such time as the cash in the Control Account (as defined below) equals or exceeds the outstanding principal amount of the Senior Secured Convertible Note (the “Note”) issued to Hudson Bay pursuant to that certain Securities Purchase Agreement dated as of January 26, 2022 by and between the Company and Hudson Bay (the “BHP Initial Exercisability Date”). “Control Account” has the meaning assigned to it in the Note. However, BHP may exercise the Warrant for up to 3,600,000 shares of Common Stock prior to the BHP Initial Exercisability Date if the VWAP of the Common Stock on any trading day during the period starting on March 1, 2023 and ending on and including March 31, 2023 is less than $0.20.

Notwithstanding anything herein or in the Warrant to the contrary, BHP hereby acknowledges and agrees (i) not to deliver one or more Exercise Notice(s) to the Company with respect to more than an aggregate of 27,028,000 Warrant Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) until March 2, 2023; provided, however, that the exercise limitation of the Warrant pursuant to this section shall terminate if the VWAP of the Common Stock on any trading day from January 6, 2023 until March 2, 2023 is less than $0.22 and (ii) to forfeit Warrants to purchase 12,972,000 Warrant Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) on March 1, 2023 if the VWAP of the Common Stock on each Trading Day from and after the date hereof until March 1, 2023, inclusive, is greater than $0.22 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) and there is no circumstance or event that would, with or without the passage of time or the giving of notice, result in a default, breach or Event of Default under any Transaction Document.

BHP hereby waives any and all breaches of, or events of default under, any Transaction Document (as defined in the BHP SPA), resulting from the Amendment Agreement, this Letter, or any of the actions contemplated in the Amendment Agreement or this Letter. BHP also hereby permanently waives any future adjustments to the number of Warrant Shares or the exercise price of the Warrant in the event of a Dilutive Issuance (as defined in the Warrant) pursuant to Sections 2(a) or 2(c) of the Warrant.

Please indicate your agreement to be legally bound by the terms of this letter by your execution of this letter in the space provided for your signature below.

Very truly yours,

BHP CAPITAL NY, INC.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED BY:

CRYPTYDE, INC.

By:
Name:	Brian McFadden
Title:	Chief Executive Officer

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